                COMMONWEALTH OF MASSACHUSETTS
                DEPARTMENT OF PUBLIC UTILITIES

  ____________________________________
                       )
  Electric Utility Industry )       D.P.U. Docket Nos. 96-100
  Restructuring        )                            and 96-25
                       )
  ____________________________________)



             RESTRUCTURING SETTLEMENT AGREEMENT
              ----------------------------------


   This Restructuring Settlement Agreement ("Settlement") is jointly sponsored by the Attorney General, American National Power, Conservation Law Foundation, Division of Energy Resources, KCS Power Marketing, Inc., Low-Income Intervenors(1), Massachusetts Community Action Directors Association, Massachusetts Energy Directors Association, Massachusetts High Technology Council, Northeast Energy and Commerce Association, Northeast Energy Efficiency Council, Inc, The Energy Consortium, Union of Concerned Scientists, U.S. Generating Company, New England Power Company ("NEP"), and Massachusetts Electric
  Company and Nantucket Electric Company (referred to collectively as "Mass. Electric"). The Settlement is designed to provide a resolution of some issues presented in the industry restructuring Docket Nos. D.P.U. 96-100 (the Department's generic proceeding on electric utility restructuring) and D.P.U. 96- 25 (Mass. Electric's own restructuring proceeding). This Settlement, once approved by the Department, would require a restructuring of the New England Electric System ("NEES") in furtherance of the competitive market structure objectives of the Department and would implement the restructuring plan of the Attorney General as applied to Mass. Electric and its affiliates in the New
  __________
  1 The Low-Income Intervenors are Irving Berstein and Pearl Noorigian who are represented by the National Consumer Law Center.

England Electric System. The Settlement includes a requirement for a filing by NEP to separate its generation business from its transmission business, a commitment voluntarily to divest NEP's generation business through a sale or spinoff of 100 percent of that business, a request for approval of the jurisdictional separation between transmission facilities subject to the Federal Energy Regulatory Commission's ("FERC") jurisdiction and distribution facilities subject to the Department's jurisdiction, and the assurance of stranded cost recovery by NEP and Mass. Electric. This Settlement also resolves all ratemaking issues for Mass. Electric and assures that Mass. Electric's rates to retail customers comply fully with the requirements of the Attorney General's principles. Finally, this Settlement resolves certain other issues necessary to implement retail choice for Mass. Electric's customers on the Retail Access Date which is defined as the later of January 1, 1998 or the date when retail access is made available to all customers of the investor-owned utilities in Massachusetts.
   The parties to this Settlement recognize and fully understand that their mutual promises in this Settlement evidence the consideration they have extended to each other in their efforts to settle the issues of D.P.U. 96-25 in accordance with the principles articulated in D.P.U. 96-100. The willingness and ability of Mass. Electric and NEP to commit to and fulfill any and all of their obligations under this Settlement, including in particular the full divestiture of NEP's generating business, are predicated and conditioned upon the commitments by the Attorney General and the Department to the recovery in full of Mass. Electric's and NEP's stranded costs, as set forth in this Settlement and in the wholesale rate settlement included in Attachment 3. The Settlement is designed to implement the Attorney General's principles for electric industry restructuring in Massachusetts in a manner that is consistent with the proposals articulated by the Department in its orders in D.P.U. 96-100.  It is further designed to insure recovery of Mass.
  Electric's access charge as part of its transition from a fully bundled, completely regulated electric utility to an unbundled distribution company in an emerging competitive industry.
   The Settlement follows the outline of the Attorney General's principles. The parties have agreed on the following:

  I.    Price Reductions for Customers.
   ------------------------------

   The Attorney General's principles will produce reduced rates for all customers on the Retail Access Date. The Settlement accomplishes that objective by freezing Mass. Electric's base rates prior to the Retail Access Date, implementing unbundled rates for Mass. Electric on January 1, 1997, and providing retail delivery tariffs with a standard offer option on the Retail Access Date. Mass. Electric's unbundled tariffs that will be effective from January 1, 1997 through the Retail Access Date, together with supporting documentation, are included in Attachment 1. Mass. Electric's retail delivery tariffs with the standard offer option that will be effective on and after the Retail Access Date are included in Attachment 2. Mass. Electric's retail delivery tariffs contemplate the corporate separation of NEP's generation and transmission, and recognize that NEP will be paid the transmission rates established by FERC.
   Under a separate wholesale rate settlement included in Attachment 3,
  NEP's wholesale base rates to Mass. Electric will be frozen through the Retail Access Date, or through December 31, 2000 if the Retail Access Date has not yet occurred or Mass. Electric has not otherwise terminated its all-requirements service under the wholesale tariff. Following the Retail Access Date, NEP will cease providing Mass. Electric all-requirements service under its wholesale tariff, FERC Electric Tariff, Original Volume No. 1 (Tariff 1),
and NEP will implement, and Mass. Electric will pay, the contract termination charges set forth in that wholesale rate settlement.
   The approval by FERC of the wholesale rate settlement included in Attachment 3 is a condition to the effectiveness of this Settlement and to the provision of retail access by Mass. Electric to its customers. Failure by FERC to approve the wholesale rate settlement as filed shall render this Settlement null and void and of no effect.
   A.   The Unbundled Rates Effective from January 1, 1997 Through the
          Retail Access Date.
        --------------------------------------------------------------

   The unbundled rates included in Attachment 1 shall be phased in during the first six months of 1997 beginning on January 1, 1997 in accordance with the following terms:
   1. Mass. Electric's unbundled rates in Attachment 1 are divided into delivery service charges and energy service charges. The delivery service charges include Mass. Electric's distribution costs including the conservation cost factors approved by the Department for calendar year 1997, an allowance for transmission costs, and recovery of fixed costs associated with NEP's purchased power expense currently recovered in NEP's W-95 rate. The energy service charges include Mass. Electric's fuel clause plus an allowance equal to the variable energy cost currently recovered in NEP's W-95 rate. Mass. Electric's fuel clause will continue to operate as a fully reconciling charge during the effective period of the unbundled rates.
   2. Mass. Electric's unbundled rates will be used for billing purposes to provide information to customers. Further information, such as the estimate of variable energy and capacity costs under the

        Boston Edison Company E-Plan proposal will be made available to any customer upon request.
   3.   Mass. Electric will eliminate its purchased power adjustment clause as of January 1, 1997 and will roll PPCA W-95(S) into its base rates by adding the PPCA W-95(S) amount of $0.00307 per kilowatthour and the PPCA reconciliation adjustment of
          $0.00051 per kilowatthour to base revenues. No further reconciliations of purchased power expense and revenues will be required after August 1, 1996, and any balance whether positive or negative existing from the PPCA reconciliation will be
          retained or borne by Mass. Electric and will not be refunded or collected from customers.(1)
  __________
  1 The balance in the PPCA reconciliation account through July 1996 is approximately $18 million. This includes: a) an overrecovery of $25 million since the last PPCA factor adjustment; and b) a remaining balance of $7 million on the underrecovery now being collected through a PPCA reconciliation adjustment. Mass. Electric will credit the $18 million balance by applying $3 million to prefund a storm fund effective on August 1, 1996, and by applying $15 million to Mass. Electric's hazardous waste fund in lieu of the repayment of service extension discounts for customers who have received the discounts and who choose another supplier within the Service Extension Discount notice period. No further reconciliations of purchased power expense and revenues will be required after July 31, 1996. For August through December, Mass. Electric will accept the risk of an underrecovery and retain the benefit of any overrecovery. In addition, any refunds made pursuant to footnote 2 of the wholesale rate settlement in Attachment 3 shall be retained by Mass. Electric.

   4. The unbundled rates in Attachment 1 shall remain in effect for all usage prior to the Retail Access Date, subject to Section I.C. below. The fuel adjustment factor shall be applied to billings after the Retail Access Date for usage occurring before the Retail Access Date. The final balances in the fuel factor remaining after the Retail Choice Date shall be returned to or collected from customers in the first quarter after the Retail Access Date.
   5. Effective on January 1, 1997, Mass. Electric shall close, or cease to offer, to new customers the following rates and incentive clauses:
                  Scheduled Interruptible Service, Rate I-1
                  Economy Interruptible Service, Rate I-2
                  Cooperative Interruptible Service Provision, Rate
  I-3
                  Cooperative Interruptible Service Provision, Rate
  I-4
                  Cooperative Interruptible Service Provision, Rate
  I-5
                  Flexible Time-of-Use Pricing, Rate G-5
                  Community Partnership Program Discount Provision
                  Jobs Through Conservation Program Discount Provision General Service - G-5 Rate Incentive Provision
                  Service Extension Discount

   B. Retail Delivery Rates and the Standard Offer Effective from the Retail Access Date Through December 31, 2000.
        ---------------------------------------------------------------

   The retail delivery rates included in Attachment 2 shall become effective for usage on and after the Retail Access Date on the following terms.
   1.   Mass. Electric's retail delivery rates included in Attachment
          2 include four components. The first three of the components will be included in a delivery service charge, and the fourth will be billed separately to customers taking standard offer service. The four components are as follows:
        (a)       Distribution charges that will remain in place
                    through December 31, 2000 and which may be superseded by a filing that becomes effective after suspension on January 1, 2001.

                  Performance standards are also established for
                    reliability and customer satisfaction in the distribution component of the rate with credits to customers if the standards are not achieved;
        (b)       Transmission charges that recover on a fully
                    reconciling basis the transmission charges billed to Mass. Electric by NEP together with the charges, if any, billed to Mass. Electric by or for the benefit of a Regional Transmission Group, an Independent System Operator, any other transmission provider, or any regional entity that may be created or allowed to implement rates and tariffs for transmission services or reliability related operating services under FERC accepted tariffs;
        (c)       Access charges that are designed to recover on a
                    fully reconciling basis all contract termination charges paid by Mass. Electric to NEP. As set forth more fully below these access charges are fixed at 2.8 cents per kilowatthour for the period through December 31, 2000, subject to the residual value credit under Attachment 3, and at declining levels thereafter. The access charges are subject to adjustment for various factors in NEP's wholesale rate settlement included in Attachment 3.
        (d)       A standard offer for service during a transition
                    period that is fixed for the period through December 31, 2004 subject only to a fuel index, which is set forth in Attachment 8, on the following schedule:

                  Calendar Year  Average Price per kilowatthour
                  -------------  ------------------------------

                                         1998             2.8 cents
                                         1999             3.1 cents
                                         2000             3.4 cents
                                         2001             3.8 cents
                                         2002             4.2 cents
                                         2003             4.7 cents
                                         2004             5.1 cents


  Together the charges in paragraphs (a) through (d) comply with the Attorney General's principles related to rates and prices. In addition, Attachment 4 contains revised terms and conditions for Mass. Electric that reflect changes to Mass. Electric's terms and conditions associated with its change to an unbundled distribution company, and which set forth the requirements for customers taking retail access. The details of each charge included in the rates and the changes to the terms and conditions are set forth in the paragraphs below.
   2. Distribution Charges. The distribution charges in the retail delivery rates will become effective on the Retail Access Date and will remain in effect through December 31, 2000 on the following terms.
        (a)  Mass. Electric shall be authorized to implement the
               depreciation rates shown in Attachment 5 as of the
               effective date of the retail delivery rates.
        (b)  Mass. Electric shall be authorized to establish a storm fund to pay for all of the incremental costs of any major storm, defined as any storm with incremental costs of over $1.0 million occurring after the date this
               Settlement is approved by the Department.  The storm fund
               will be prefunded with $3.0 million on August 1, 1996
               pursuant to footnote 2 above.  The distribution component
               of the retail delivery rates contains a $3.0 million
               accrual for this charge and Mass. Electric shall begin to accrue this amount to the fund on an annual basis commencing on the date when the retail delivery
             rates become effective.  The accrual shall continue at
               $3.0 million per year until a modification is approved by
               the Department following a filing by Mass. Electric.
               Mass. Electric is authorized to charge all incremental
               costs of major storms against the fund and to pay or
               accrue interest on the fund balance whether positive or negative in accordance with the protocols for the fund set forth in Attachment 6.
        (c) This Settlement is based on the existing separation of distribution and transmission facilities on the integrated NEP and Mass. Electric systems, and thus
               assumes that all property owned by Mass. Electric, except
               for those facilities that are paid for by NEP pursuant to
               the Integrated Facilities Schedule III-B of Tariff 1, is subject to the Department's ratemaking jurisdiction when it is used to provide access to retail customers.(1)  As
               set forth below, the parties agree that this separation
               is reasonable and appropriate, and should be approved by
               FERC and the Department for ratemaking purposes as part
               of this Settlement.  However, approval of the
               jurisdictional separation of facilities without change is
               not a condition of this Settlement, and Mass. Electric
               and NEP will modify the separation in a manner that is necessary to accommodate
  __________
  1 An analysis that supports the jurisdictional separation and demonstrates its compliance with the seven factor test established by FERC in Order 888 is included in Attachment 12.
             the policies of the Commission and the Department.  In
               the event that facilities or costs are transferred from transmission to distribution or from distribution to transmission, the parties agree that appropriate adjustments to the transmission and distribution
               components of the rates will be made to reflect the
               transfer.
        (d)  The retail delivery rates are based on the assumption that all remaining unfunded state and federal deferred
               income tax balances(1) are recovered over six years after
               the effective date of the retail delivery rates.
        (e)  Mass. Electric shall implement the performance standards for reliability and customer satisfaction set forth in Attachment 7, and Mass. Electric shall be required to credit customers with an amount calculated in accordance
               with the schedules in that attachment during the year following any year that it failed to meet any performance standard. In addition, Mass. Electric shall propose, by
               July 1, 1997, a performance standard for the effective management of line losses.
        (f)  By April 1 of each year, Mass. Electric shall file with the Department to adjust rates to recover or refund
               revenues necessary to assure that Mass. Electric's annual return on equity associated with distribution operations from the prior year averaged between six percent and
               eleven percent
  __________
  1 At December 31, 1995, unfunded deferred federal and state income tax balances were $4,490,000 and $8,761,000, respectively. See Attachment 6, pp. 3-4.
             before any credits that may be required pursuant to
               paragraph (e) or incentives earned on demand side
               programs as authorized by the Department pursuant to
               section III.C, below.  Mass. Electric's return on equity
               for the prior year shall be calculated using the earnings available for common equity as reported to the Securities and Exchange Commission in Mass. Electric's annual report
               as adjusted in the preceding sentence divided by the
               average of the thirteen monthly common equity balances on Mass. Electric's books for the same period.(1) If Mass. Electric's return on equity so calculated is below six percent, it shall be authorized to increase its rates by a uniform per kilowatthour surcharge calculated to
               provide sufficient revenues to increase Mass. Electric's return on equity to six percent. If Mass. Electric's calculated return on equity is above eleven percent, it shall be required to reduce its rates by a uniform per kilowatthour surcharge to refund revenues necessary to reduce the calculated return on equity between eleven and
               12.5 percent by 50 percent and the earnings above 12.5
               percent by 100 percent.  If Mass. Electric's calculated
               return on equity falls between six and eleven percent,
               then no further adjustment shall be authorized or
               required.
  __________
  1 Mass. Electric's earnings available for common equity and common equity balances shall also be adjusted to eliminate the effects of any writedown and to restore expenses associated with any such writedown that may result from the implementation of industry restructuring or this Settlement.
        (g) Mass. Electric shall also adjust its retail delivery rates for the effects of any changes in the federal or state income, revenue, sales, or franchise tax rates or laws, or any externally imposed accounting changes, if they affect Mass. Electric's costs by more than $1.0 million per year or any other charges under the retail delivery rates in Attachment 2.
        (h) The retail delivery rates in Attachment 2 include fully reconciling charges for Mass. Electric's access charges and transmission payments. To maintain rate stability and avoid rate dislocations, cost allocations among rate classes were determined using the allocators for these cost functions that have been developed and approved in prior cases within continuity constraints, and then, once rates have been designed, a uniform cents per kilowatthour reconciling factor is subtracted from the energy component of the rate designs and applied to all customers as a uniform cents per kilowatthour charge.
               For billing purposes the transmission and access charges shall be rolled into the distribution rates and shall not be shown separately on bills to customers.
        (i) The discount for the R-2 Rate that is available for Mass. Electric's low income customers is designed to reduce the base rates of a customer taking standard offer service by 35 percent in accordance with the Attorney General's principles. To assure that the same level of discount is available regardless of the supplier and to allow the operation of the reconciling access and transmission charges, the discount is applied exclusively to the
               distribution component of the rate. The recovery of the discount from Mass. Electric's other customers is based on distribution rate base in accordance with the practice in prior cases.
        (j) Mass. Electric's energy conservation services charge and conservation cost factors are included in the base rates in Attachment 2, and separate Energy Conservation Service and conservation cost factors will be discontinued on the effective date of the retail delivery rates. Any outstanding balances, whether positive or negative, will be added to or subtracted from Mass. Electric's demand side program budgets for the first two years after the Retail Access Date.
   3.   Transmission Charges.  The transmission charges in Mass.
          Electric's retail delivery rates shall be recovered in a uniform cents per kilowatthour factor under the transmission cost adjustment provisions included in the tariffs in Attachment 2. The transmission cost adjustment shall recover the costs billed to Mass. Electric by NEP, by any other transmission provider, and by other regional transmission or operating entities, such as NEPOOL, a regional transmission group (RTG), an independent system operator (ISO), or other regional body, in the event that they are authorized to bill
          Mass. Electric directly for their services. The transmission cost adjustment shall be established annually based on a forecast of transmission costs, and shall include a full reconciliation and adjustment for any over- or under-
        recoveries occurring under the prior year's adjustment. As set forth below, the Parties have agreed to support the implementation of NEPOOL reforms, including the formation of an RTG and ISO to the extent consistent with this Settlement.
          These reforms are desirable, but are neither a condition to retail access by Mass. Electric nor of the approval of this Settlement.
   4. Access Charges. The access charges in Mass. Electric's retail delivery rates shall be recoverable in a uniform cents per kilowatthour factor under the access cost adjustment provisions included in the tariffs in Attachment 2. The access cost adjustment factor will recover on a fully reconciling basis the contract termination charges billed by NEP to Mass. Electric under the wholesale rate settlement included in Attachment 3 and shall be subject to the dispute resolution procedures set forth in Section 3.5 of that wholesale rate settlement. The Parties agree that: a) the wholesale rate settlement in Attachment 3 is reasonable; b) approval of this Settlement by the Department represents express authorization of Mass.
          Electric to pay those charges under G.L. c. 164, Sec. 94A until Mass. Electric's obligation to NEP for payment of contract termination charges has been fully extinguished; c) the decision by Mass. Electric to execute the contract termination agreement with NEP included in Attachment 3 and to pay the contract termination charges is reasonable and prudent; and (d) the contract termination charges shall be recoverable in Mass. Electric's rates for retail delivery services for as long as the contract termination charges remain in effect.
   5. Standard Offer. Consistent with the Attorney General's principles Mass. Electric shall arrange to provide standard offer service through a transition period ending on December
          31, 2004, by
        putting it out to bid. Standard offer service shall be available to all of Mass. Electric's retail customers on the Retail Access Date. After the Retail Access Date customers are free to leave the standard offer at any time to purchase from an alternative supplier in the market, but, once the market option is selected, a customer may not return to service at standard offer prices, provided, however, that standard offer service shall be available to all residential or G-1 customers who have previously taken service from an alternative supplier for the first year after the Retail Access Date, if such residential or G-1 customer elects to return to standard offer service within 90 days of first taking service from the alternative supplier. The terms and conditions for the bids by potential suppliers for standard offer service are set forth in Attachment 8.
             Mass. Electric's standard offer prices are guaranteed, subject to the fuel price index described in Attachment 8.
          Under the tariffs included in Attachment 2, Mass. Electric's charges for standard offer service are included as a separate surcharge to the rates for retail delivery service that apply to all retail access customers. Mass. Electric shall reconcile the revenues billed to retail customers taking standard offer service against payments to suppliers of standard offer service and recover or refund any under or overcollections on the following terms:
        (a) Any revenues billed by Mass. Electric for standard offer service in excess of payments to suppliers of that service shall be accumulated in an account and credited with interest calculated using the methodology for calculating interest on customer deposits specified in Mass. Electric's terms and conditions.  The accumulated balance at the end
               of each calendar year shall be credited to all of Mass. Electric's retail delivery customers through a uniform cents per kilowatthour factor in the following year.
        (b) In the event that the revenues billed by Mass. Electric do not recover Mass. Electric's payments to suppliers or Mass. Electric defers expenses to meet the inflation cap established in Section I.B.9, Mass. Electric shall be authorized to accumulate the deficiencies in the account together with interest calculated as above and recover those amounts by implementing a uniform cents per kilowatthour surcharge on the rates for standard offer service, if and to the extent that the access charges billed by Mass. Electric to its retail delivery customers are for any reason below the unadjusted contract termination charges listed under the NEP wholesale rate settlement in Attachment 3. Under-
             recoveries, if any, that remain after the standard offer
               transition period ends on December 31, 2004 shall be recovered from all retail delivery customers by a uniform surcharge not exceeding $0.004 per kilowatthour commencing on January 1, 2010.

   6. Safety Net Service. In recognition that electricity is an essential service, and that there is a risk that in a competitive market some low-income customers may be unable to obtain or retain service on reasonable terms on account of a credit profile that would not create a barrier to service under the current regulated monopoly supply, Mass. Electric shall arrange to provide electric supply for low-income customers who are no longer eligible to receive service under the standard offer and not adequately supplied by the market because they are unable to obtain or retain electric service from competitive power suppliers. Service under this provision shall be made available under rates, terms and conditions approved by the Department. Mass. Electric shall fully recover the reasonable costs it incurs in arranging this service.
   7. Basic Service. In recognition that customers may face an occasional hiatus between competitive suppliers, and in an effort to prevent such customers from losing power because they do not have a contractual relationship with a viable supplier, Mass. Electric shall facilitate the continued delivery of power, such as by providing supply through the short-term wholesale power market, to such customers and allow them to have a reasonable opportunity to make other supply arrangements, and shall fully recover its reasonable costs of providing such service. Such supply shall be provided on terms and conditions approved by the Department.
   8. Terms and Conditions. Mass. Electric's terms and conditions in Attachment 4 have been modified to reflect the changes in Mass. Electric's operations. In addition to modifications that are necessary to reflect changes to Mass. Electric's business with its customers, the terms and conditions included in Attachment 9 have been added to specify the terms and conditions for the settlement process with suppliers. Those requirements are designed to allocate load and resources as required under the NEPOOL agreement and protocols. These terms and conditions are recommended by Mass. Electric for approval by the Department as part of this

        Settlement.  However, approval is not a condition of the
          Settlement.
   9.   Inflation Cap for Standard Offer Customers.  Mass. Electric
          shall assure that the economic value of the ten percent rate reduction for customers is maintained by capping average revenues per kilowatthour for retail delivery service plus the standard offer, adjusted to exclude: (1) the fuel price index in Attachment 8; (2) any adjustments caused by the return on equity floor under Section I.B.1(f); and (3) changes in tax laws or accounting under Section I.B.1(g), at 8.91 cents per kilowatthour adjusted for the Consumer Price Index occurring between October 1, 1996 and the effective date of any adjustment to the standard offer price under Section I.B.1(d). Mass. Electric shall defer expenses associated with payments to vendors under the standard offer equal to the amount necessary to meet the inflation cap and recover such deferral using the mechanism in Section I.B.5(b).
  C.    Right to File for Rate Change in the Event that Retail Access Date
          Postponed
   ------------------------------------------------------------------
   Nothing in this Settlement shall prevent the Parties from seeking a rate change to become effective after suspension on January 1, 2001 in the event that the Retail Access Date has not occurred by that time.

  II.   Benefits of Competition Extended to All Customers.
   -------------------------------------------------

   The Attorney General's principles require utilities to extend the benefits of competition to all customers. This Settlement achieves that requirement by providing all customers with the opportunity to choose alternative suppliers on the Retail Access Date and by guaranteeing significant rate reductions for customers who take standard offer service prior to choosing an alternative supplier under the ratemaking portion of this Settlement. Specifically, the parties agree that Mass. Electric shall implement retail access on the following terms:
   A.   Prior Commitments with Customers.
        --------------------------------

   Prior commitments under Mass. Electric's rates or contracts will be treated as follows:
   1.   Service Extension Agreements:  Many of Mass. Electric's non-
        residential customers have executed Service Extension
          Agreements under Paragraph 3 of Mass. Electric's currently effective terms and conditions.  Mass. Electric shall waive the five year notice provision insofar as it would limit the
          customer's ability to purchase electricity from an alternative supplier under the terms of Mass. Electric's retail delivery tariffs included in Attachment 2 and shall require no repayment by the customer as would otherwise be required under the terms and conditions and their contracts.  Nothing in this Settlement shall require Mass. Electric to waive the advance written
          notice required before the retail customer may install on-site non-emergency generation for its own use or bypass Mass.
          Electric's distribution system.
   2.   Service Extension Discounts.  Many of Mass. Electric's
          customers served under Rate G-3 have exercised their option to sign a service extension discount agreement under which the customer must provide five years prior notice before purchasing electricity from an alternative supplier or installing non-emergency generation for its own use, but is allowed to buy down its five year notice provision to three years by repaying
          120 percent of all Service Extension Discounts received from
          Mass. Electric over the prior
        two years.  Under this Settlement, Mass. Electric will waive the five year notice provision without requiring such repayment insofar as it would limit the customer's ability to purchase electricity from an alternative supplier under the terms of
          Mass. Electric's retail delivery tariffs included in Attachment
          2.(1)  As with the Service Extension Agreements, nothing in this Settlement shall require Mass. Electric to waive the
          advance written notice required before the retail customer may install on-
        site non-emergency generation for its own use or bypass Mass.
          Electric's distribution system.  Mass. Electric shall eliminate the Service Extension Discount as of the Retail Access Date.
             Under Section 7.3 of its W-95 wholesale rate settlement
          (in FERC Docket No. ER95-267-000), NEP agreed to reimburse
          Mass. Electric for the discounts provided to customers under
          Service Extension Discount agreements.  NEP's tariff provision, however, requires that payments for the buy down of the notice period be paid to NEP  (Tariff 1, Section III-D, p.2, Par. 4)
          and requires Mass. Electric to obtain NEP's consent prior to modifying the Service Extension Discount agreements. (Id,
          Par.6).  In the wholesale rate settlement included as
          Attachment 3 to this
  __________
  1 To the extent necessary to allow customers to purchase from alternative suppliers under the retail delivery tariffs, Mass. Electric will also waive condition 3 in the availability provisions of its G-5 Rate Incentive
  Provision that requires customers participating on that rate not to have provided notice under the Service Extension Discount Agreement.

   Mass. Electric also has a special contract with Raytheon that was approved by the Department on January 30, 1996. Under Section V.A. of that contract, the Parties agreed that the agreement was to remain in effect through December 31, 1998, even if retail access were to occur earlier than that date. Under this Settlement, Mass. Electric shall provide Raytheon with the option to terminate as of the Retail Access Date even if that date occurs prior to January 1, 1999.

        Settlement, NEP provides that consent and waives its right to reimbursement, as well as ceases payment to Mass. Electric for Service Extension Discounts.
   3.   Notice Provisions in Mass. Electric's Tariffs.  Mass.
          Electric's General Service (G) rate tariffs include a provision requiring all customers to provide two years prior written notice before purchasing from an alternative source or installing additional on-
        site generation capacity for the customer's own use.  Mass.
          Electric shall waive this notice requirement for purchases from alternative suppliers under the terms of Mass. Electric's retail delivery rates included in Attachment 2. Nothing in this Settlement shall require Mass. Electric to waive the advance written notice required before the retail customer may install additional on-site, non-emergency generation for its own use or bypass Mass. Electric's distribution system.
   4. Conservation and Load Management Program Terms and Conditions. Many of Mass. Electric's nonresidential customers have participated in Mass. Electric's conservation and load management programs that require repayment of Mass. Electric's incentive payments if the customer purchases electricity from an alternative supplier. Mass. Electric shall waive this repayment obligation insofar as it would limit the customer's ability to purchase electricity from an alternative supplier. Nothing in this Settlement shall require Mass. Electric to waive the requirement for repayment before the retail customer may install on-site, non-
        emergency generation for its own use or bypass Mass. Electric's distribution system.

   B.   Implementation of Retail Access.
        -------------------------------

        This Settlement requires Mass. Electric to provide retail access and implement the retail delivery rates in Attachment 2 on the Retail Access Date, which is the later of January 1, 1998 or the date on which retail access is made available to all customers of the investor-owned utilities in Massachusetts. Under this Settlement, this condition will be achieved when legislation, final regulatory or court action, or unchallenged settlements with all other investor-owned utilities are in place. In the event that retail access is not yet available to all customers of investor-owned utilities by January 1, 1998, Mass. Electric in its sole discretion shall have the option to accelerate the Retail Access Date under this Settlement, implement retail access for its customers, and make the tariffs in Attachment
     2 effective by providing the Department and the Parties with 90 days advance notice in writing. Upon such notice, no further action by the Department will be required for the tariffs to become effective.

  III.  Protect the Environment and Promote Conservation.
   ------------------------------------------------

   The third element of the Attorney General's plan requires the restructuring plans of utilities to protect the environment and promote conservation. This Settlement complies with these requirements by requiring significant emissions reductions from NEP's units, and by continuing funding for demand side programs including clean renewable resources. The Parties have agreed to the following terms:
   A.   Siting Reform
        -------------

   The parties agree to work cooperatively with all interested persons to update the existing Energy Facilities Siting Board statute, G.L. C. 164, Secs.

69G through 69R, to substitute for the existing need and least cost requirements in the current statute a mechanism that maintains the existing alternative technologies review (with its minimum environmental impacts standard), maintains the existing alternative site review, and which gives a preference for clean energy technologies, including demand-side management and clean renewables, in the Commonwealth's energy supply. The parties will make best efforts to reach agreement on proposed legislation reflecting these changes on or before December 4, 1996, for filing with the Legislature on that date. The Division of Energy Resources and the clients represented by the National Consumer Law Center elect not to be signatories to this paragraph.
   B.   Emissions Reductions.
        --------------------

   NEP or its successors in interest shall reduce the emissions of NOx and SO2 from its Salem Harbor Units 1, 2, 3, and 4, and its Brayton Point Units 1, 2, 3, and 4 by the amounts and on the schedule and terms set forth in Attachment 10. Nothing in this Settlement shall affect NEP's obligations to comply with environmental regulations lawfully imposed or restrict the environmental regulators' authority to impose new environmental standards.
   C.   Conservation and Load Management and Renewables.
        -----------------------------------------------

   By July 1, 1997, Mass. Electric shall develop and file with the
  Department annual budgets for demand side programs and clean renewables for the period 1998 through 2001 designed at $66.7 million adjusted for any outstanding balances from the ECS and conservation cost factors on the Retail Access Date pursuant to Section I.B.2., above. At least 15 percent of the amount budgeted for residential programs in any given year shall be spent on low income residential programs, and the amount budgeted for low income residential programs implemented through the existing weatherization and fuel assistance program network shall be a minimum of $1.1 million in 1998, $1.3 million in 1999, $1.4 million in 2000, and $1.5 million in 2001 provided that the performance of the network contractors is of satisfactory quality. For each of the following years, funds shall be allocated within the $66.7 million budget to commercialize and develop fuel cells and a diverse group of clean renewables in a manner approved by the Department, with collaborative input, based on the following rates per kilowatthour times the kilowatthours distributed by Mass. Electric. In 1998 the rate shall be $0.00025; in 1999, $0.00055; in 2000, $0.00085; and in 2001, $0.00125 times the kilowatthours distributed by Mass. Electric. The budgets shall also include expenditures for the energy conservation service (ECS) program, interruptible rate credits, Mass. Electric's demand side programs, the installation of sophisticated metering and control systems, overhead costs, and the incentive or bonus earned from programs implemented prior to the Retail Access Date and to be earned on the demand side programs implemented after the Retail Access Date pursuant to this paragraph. During any given year Mass. Electric shall reconcile actual spending and earned incentive to the approved budget, with a separate reconciliation for renewables and demand side management, and shall carry forward any balance, positive or negative, into the following year through an adjustment to the approved budget.
   While the Department will decide the appropriate level for ongoing conservation, load management and renewables funding after December 31, 2001, Mass. Electric, the Attorney General, the Conservation Law Foundation, the Northeast Energy Efficiency Council, the Union of Concerned Scientists, and the Division of Energy Resources jointly recommend that evaluation of funding after this date be informed by review of the then current market barriers and experience gained with the competitive energy markets and customer choice established in this Agreement; and should further be based upon environmental and economic goals to be achieved by such funding established by the
Department through appropriate proceedings.  Ongoing commercialization support for fuel cells and clean renewable technologies beyond December 31, 2001 should also be based on a goal of supplying at least four percent of Massachusetts electricity kilowatthour sales from such new, clean technologies by the end of 2007.
   Generation technologies potentially eligible for commercialization support, subject to Department review, shall include a diverse group of low and zero emissions generation technologies with substantial long-term, cost-effective regional production potential which utilize any of the following:
   a)   solar photovoltaic and solar thermal electric energy;
   b)   wind energy;
   c)   ocean thermal, wave and/or tidal energy;
   d)   fuel cells;
   e)   landfill gas; and
   f)   low emission advanced biomass power conversion technologies like gasification using such biomass fuels as wood,
          agricultural, or food wastes; energy crops, biogas, or organic refuse-derived fuel.
   While the Department will decide how funds shall be allocated based on input from a collaborative process, the commercialization of clean generating technologies should be accomplished in a least cost manner. Optimal use should be made of competitive bidding in funding commercialization activities. Commercialization activities shall also attempt to promote as diverse a group of clean technologies as is practical and ensure no single resource or technology dominates commercialization efforts.
   The Company will perform pilot projects in 1997 funded out of the adjustment for cost of conservation and load management approved by the Department for 1997 to assess the value of distributed clean generation, conservation and load management technologies in reducing or avoiding distribution system costs. Operational procedures to invest in clean distributed generation and geographically-targeted DSM that lower distribution service costs should be implemented as soon as is practical.
   Clean distributed generation of 30 kilowatts (kW) or less to include fuel cells, renewables and small scale cogeneration shall remain eligible for "net metering" as provided for in existing Department regulations regarding the buy- back of generated power at the retail rate.
  IV.   Protect Low Income Customers.
   ----------------------------
   The fourth principle in the Attorney General's plan focuses on the continued protection of low income customers. Mass. Electric's plan complies with this principle by continuing the discount for Rate R-2 customers, assuring that all customers receive immediate rate reductions through standard offer service, providing safety net service for low-income customers that have no other alternative supplier (see Section I.B.2., above), and funding the residential low income demand side programs in
  Section III.C. In addition, Mass. Electric shall implement a program to protect against redlining by market suppliers by paying market suppliers of Rate R-2 customers directly for electricity delivered up to the prices for Standard Offer Service set forth in Section I.B.1.(d) and then including the costs of such service in Mass. Electric's distribution bill to Rate R-2 customers. In this way, Mass. Electric, rather than the market supplier, shall assume the risk of nonpayment from Rate R-2 customers.
   Electric service is essential and should be available to all customers. The restructured electricity industry should provide adequate safeguards to assure universal service. Programs and mechanisms that enable residential customers with low incomes to manage and afford essential electricity requirements will be maintained throughout the period of the settlement in order to foster the goal of universal service.

  V. Create a Fully Functioning Stable and Reliable Structure for the Competitive Market.
   ----------------------------------------------------------------
   The Attorney General's final principle focuses on the institutional structure and protections necessary to prevent unfair and anti-competitive conduct, and to maintain reliable and safe electricity supplies. These industry structure issues focus on the region as a whole and the corporate structure of Mass. Electric and its affiliates within the New England Electric System.
   A.   Regional Reform.
        ---------------
   The regional issues center on the formation of a regional transmission group, an independent system operator and NEPOOL reform. Mass. Electric and NEP have made proposals and participated actively in these issues. The current version of NEP's NEPOOL Restructuring Proposal and proposal for a regional transmission group is included as Attachment 11. NEP and Mass. Electric shall continue to support at a minimum, the regional reforms set forth in those documents, and shall consult with the parties to this Settlement to develop mutually agreeable approaches to these issues that are consistent with the terms of this Settlement. However, this Settlement is not conditional upon the adoption, approval, or implementation of the regional reforms listed in those attachments. Nothing in this Settlement shall limit parties from advocating positions other than those in Attachment 11.

   B.   The Jurisdictional Separation Between Transmission and
          Distribution.
        ------------------------------------------------------
   In Order 888, FERC set forth a seven factor test for determining whether facilities used to provide access to retail customers are subject to the ratemaking jurisdiction of FERC under the Federal Power Act or of the Department under state law. Attachment 12 provides a specific evaluation of FERC's seven factors as applied to the separation of facilities between Mass. Electric and NEP. The parties agree that all of Mass. Electric's facilities, except for those that are paid for by NEP pursuant to the Integrated Facilities Schedule III-B of Tariff 1, meet FERC's seven factor test for designation as distribution facilities subject to the Department's jurisdiction, and the parties support an affirmative recommendation by the Department to FERC that the current separation between the transmission facilities owned by NEP and distribution facilities owned by Mass. Electric be adopted by FERC for ratemaking purposes as part of the approval of this Settlement. However, approval of the jurisdictional separation of facilities without change is not a condition of this Settlement.
   C.   The Transfer of Transmission Properties and Facilities.
        ------------------------------------------------------
   NEP shall develop and file a plan with the Department by July 1, 1997 to separate its generating business from its transmission business.
   D.   Divestiture of NEP's Generating Business.
        ----------------------------------------
   1.   Consistent with the restructuring plan advanced by the Division of Energy Resources, NEP agrees, subject to the receipt of all required governmental approvals, to sell, spin off, or otherwise transfer ownership of its generating business to a nonaffiliated entity or entities, other than properties, assets, and
        entitlements classified to the transmission function.  The parties intend that the properties to be divested shall also include (1) properties owned by  New England Energy Inc.
          (NEEI), (2) the generating units of Nantucket Electric, to the extent they are not classified to the transmission function, including any proceeds from the sale of emission credits, and
          (3) The Narragansett Electric Company's ownership interest in the Manchester Street Station.  NEP shall develop and file by
          July 1, 1997 a plan with the Department to implement
          divestiture.  This plan shall include in particularized detail the generating business to be divested and all properties, assets, and entitlements to be included in the divestiture and shall be updated with an informational filing 90 days before the date of divestiture.  The Department shall review the plan and shall issue a final order on the method of sale and the reasonableness of the proceeds as part of its plan approval.
          The divestiture shall be completed by six months after the later of the Retail Access Date or the receipt of all
          governmental approvals necessary for the transfer.    If, for
          any reason, the divestiture is not completed within three years of the Retail Access Date, NEP shall file a report with the Department explaining the delay.
   2. As part of the divestiture, NEP will endeavor to sell, lease, assign, or otherwise dispose of its minority shares of nuclear units or entitlements on terms that will assign ongoing operating costs and responsibility to a nonaffiliated third party but may require NEP to retain the obligation for post-shutdown, decommissioning, and site restoration for these units or entitlements. NEP shall recover these post-shutdown, decommissioning, and site restoration costs from Mass. Electric through the contract termination charge, and shall credit any net positive value or recover any payments associated with such transaction in the reconciliation account of the contract termination charge. The Parties agree that this approach is reasonable and NEP is authorized to include it in its divestiture plan. This plan will be subject to the approval of the Nuclear Regulatory Commission ("NRC") to the extent required by NRC regulations. In the event that NEP is unable to sell, lease, assign, or otherwise dispose of its nuclear units or entitlements, NEP shall include 80 percent of the going forward costs of operating the units and entitlements, including variable costs and capital additions, and 80 percent of the revenues from kilowatthour sales from the units and entitlements, in the reconciliation account and recover or return any differences through its contract termination charges to Mass. Electric. Within six months prior to implementing the Performance Based Rate set forth in the prior sentence, NEP will consult with the parties on a performance standard for nuclear safety indicators and will file such performance standard with a maximum potential credit for nonperformance of $1 million. NEP's sales, if any, from its nuclear units and entitlements shall only be made in the wholesale market to nonaffiliates, provided that NEP shall retain the right to use its minority shares of the units or entitlements to fulfill its minimum, zero bid obligations under the standard offer.
             As part of the divestiture, NEP will endeavor to sell, assign or otherwise dispose of its power contracts on terms that will assign ongoing contract payments to a nonaffiliated third party. In that event, changes to the above market payment to power suppliers shall be reflected in the Reconciliation
          Account. In the event that such contracts cannot be sold, assigned, or otherwise disposed of, the power purchased from those contracts shall be sold and the contract payments and market value associated with the sale shall be reflected in the Reconciliation Account. Such sales, if any, shall only be made in the wholesale market to nonaffiliates, provided, however, that NEP shall retain the right to use the contracts, including that with Hydro Quebec, to fulfill its minimum, zero bid obligations under the standard offer. Nothing in this Settlement shall affect the rights of suppliers or NEP under purchased power contracts.
   3. In this proceeding, the Department and intervenors have expressed the goals of attaining a market valuation of utility stranded costs and creating a competitive market for supplying electricity to consumers. The Department has expressed a preference for voluntary divestiture of utility generation as a means of achieving these goals. The Department has stated that it "has the authority to approve the voluntary divestiture of assets", but that it has "no explicit statutory authority
          [to] order divestiture, nor is it likely to be implied."
          (D.P.U. 95-30, August 16, 1995). NEP and Mass. Electric have asserted that the Department lacks authority to order divestiture, and would contest any effort by the Department to do so. NEP and Mass. Electric have agreed, as part of this Settlement, voluntarily to undertake such divestiture. In exchange, and as consideration for this voluntary divestiture, the parties to this Settlement, and the Department by its approval of this Settlement, agree that NEP's contract termination charges as set forth in Attachment 3 to Mass. Electric and Mass. Electric's access charges as set forth in Section I.B.1(c) for the period contemplated by this Settlement are just and reasonable. Accordingly, and to give effect to the reliance placed by the parties on the foregoing, the Department shall treat the findings that such contract termination charges and access charges are just and reasonable as a final determination made after public notice and a full investigation of the merits, and, in any future proceeding brought by any person or party, or by the Department on its own motion, shall accord such finding the full benefit of policies of repose including, without limitation, the application of the doctrines of res judicata, collateral estoppel, the filed rate doctrine, the prohibition against retroactive ratemaking, and the finality of contracts, it being the express intention of the parties to prevent, as a matter of law and policy, the Department or any other authority from: (a) revisiting the issue of the justness and reasonableness of the contract termination charges and the access charges; (b) reducing, other than as set forth in Attachment 3, the amount of the contract termination charges or the access charges; or (c) otherwise limiting the right of NEP, its successors or assigns, or Mass. Electric to charge and recover the contract termination charges or the access charges set forth in this Settlement for any reason prior to their recovery in full as contemplated by this Settlement.
   4. As a part of this Settlement, NEP is requesting financing and other authorizations from the Department, including approval of the assignment of its right to receive all or a portion of contract termination charges from Mass. Electric to lender(s) or other third parties. Mass. Electric is requesting authorization from the Department to guarantee full payment to lender(s) of all or a portion of access charges payable to NEP and/or its assignee(s) and/or to fully indemnify NEP and/or its assignee(s) in the event that payments to lender(s) are not fully covered by access charges. In connection with these financings, NEP and Mass. Electric may be required to make irrevocable commitments to lenders in substantially the form of Attachment 13. Approval of this Settlement by the Department shall constitute authorization and approval by the Department under the statutes listed in Attachment 13 including, but not limited to, (1) NEP to complete the financing including the assignments, (2) NEP and Mass. Electric to make these irrevocable commitments, and (3) Mass. Electric to indemnify
          NEP and/or its assignee. Approval of this Settlement shall represent findings by the Department that (1) these irrevocable commitments, indemnification, and assignments are just and reasonable and in the public interest, and (2) the payments by Mass. Electric and NEP related to these commitments and indemnification are fully recoverable in retail delivery rates.
   5. To facilitate the divestiture and valuation of NEP's units, the parties agree that it is in the public interest for NEP or its successors or assigns to be authorized to sell electricity at market prices in the wholesale markets, and that NEP or its successors or assigns shall be free to apply to become an exempt wholesale generator pursuant to Section 32 of the Public Utility Holding Company Act of 1935 and other Federal law, rules and regulations, and to designate each and every generating
          facility and entitlement it owns as an eligible facility
          pursuant to that statute. Approval of this Settlement by the Department shall represent express findings by the Department that it has sufficient regulatory authority, resources, and access to books
        and records to exercise its duties, and that the full
          participation of NEP in the market and the designation of each of its facilities as eligible facilities will benefit
          consumers, is consistent with state laws, will not provide any unfair competitive advantage by virtue of its status as a facility owned or formerly owned by NEP, and is in the public interest.
             Nothing in this Settlement shall prevent an affiliate of
          Mass. Electric from re-entering the generation business
          following the completion of divestiture, and nothing in this Settlement shall prevent affiliates of Mass. Electric from marketing electricity, other energy sources, or energy services to customers within or outside Mass. Electric's service
          territory.
   E.   Standards of Conduct.
        --------------------
   As of the date of approval of this Settlement, Mass. Electric shall adopt the standards of conduct set forth in Attachment 14. These standards are recommended by Mass. Electric for approval by the Department as part of this Settlement. However, approval is not a condition of the Settlement.
   F.   Customer Service Standards
        --------------------------
   Minimum residential customer service safeguards and protections for consumers in their dealings with competitive power suppliers, as provided by statute or the rules of the Department, should be maintained.

   G.   Unbundled Distribution Services
        -------------------------------
   Effective January 1, 2000, Mass. Electric shall file with the
  Department a proposal to unbundle distribution services that can be provided competitively, without impairing system reliability or other system benefits.

  VI.   Successors and Assigns.
   ----------------------
   The rights conferred and obligations imposed on any Signatory by this Settlement shall be binding on or inure to the benefit of their successors in interest or assignees as if such successor or assignee was itself a Signatory hereto.

  VII.  Additional Provisions.
   ---------------------
   A. This Settlement is the product of settlement negotiations. The content of those negotiations shall be privileged and all offers of settlement shall be without prejudice to the position of any party or participant presenting such offer.
   B. Except as expressly set forth above, this Settlement is submitted on the conditions that it be approved in full by the Department and that FERC approve in full the wholesale rate settlement included in Attachment 3, and on the further conditions that if the Department does not approve the Settlement in its entirety or FERC does not approve Attachment
  3 in its entirety, the Settlement shall be deemed withdrawn and shall not constitute a part of the record in any proceeding or used for any purpose.
   C. Acceptance of this Settlement by the Department shall not be deemed to restrain the Department' exercise of its authority to promulgate future orders, regulations or rules which resolve similar matters affecting other parties in a different fashion, provided, however, that approval of this Settlement by the Department shall represent an express grant by the Department of a waiver for Mass. Electric and NEP of any rule, requirement or regulation promulgated by the Department as part of its proceeding on utility restructuring that is inconsistent with the terms of this Settlement and the wholesale rate settlement included in Attachment 3. Nor shall this Settlement be deemed to restrain the authority of the General Court to enact any law which would resolve similar matters affecting other parties in a different fashion.
   D. The Department approval of this Settlement shall endure so long as is necessary to fulfill this Settlement's objectives. In the event of future regulatory or legislative actions which may render any part of this Settlement ineffective, Mass. Electric and NEP shall nevertheless be held harmless and made whole.
                            Respectfully submitted,